EXHIBIT 15.1

True Leaf Brands Inc. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Issues Clarification

VERNON, BC – January 20, 2020 – At the request of IIROC, True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), would like to clarify the Company is at full disclosure and there are no material changes which are generating recent activity. The Company believes this activity can be traced to a mistaken reference to True Leaf and its trading symbol in a U.S.-based news story.

About True Leaf

True Leaf Cannabis Inc., a subsidiary of True Leaf Brands Inc., owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing and sale of cannabis in Lumby, British Columbia.

True Leaf Pet Inc., also a subsidiary of True Leaf Brands Inc., is a global pet care company focused on selling plant-based wellness products that improve the quality of life of companion animals. The Company is guided by their mission to “Return the Love” which was inspired by the unconditional love that pets give us every day.

www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.